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                                                                    Exhibit 4.26

                            STOCKHOLDERS' AGREEMENT

          This Stockholders' Agreement (this "Agreement") is entered into as of March 30, 2000, by and among McLeodUSA Incorporated, a Delaware corporation (the "Company"), Kwok Li, a resident of Texas ("Li"), and Linsang Partners, LLC, a Delaware limited liability company ("Linsang" and together with Li, the "Stockholders").

          WHEREAS, the Company, Southside Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Southside"), Splitrock Services, Inc., a Delaware corporation ("Splitrock"), Splitrock Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Splitrock ("Holdco"), and Splitrock Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco, are parties to an Amended and Restated Agreement and Plan of Merger, dated as of February 11, 2000 (the "Merger Agreement");

          WHEREAS, Li is Chairman and Manager of Linsang and owns a majority of the membership interests of Linsang;

          WHEREAS, in order to induce the Company and Southside to enter into the Merger Agreement, each of the Stockholders entered into an Amended and Restated Voting Agreement, dated as of February 11, 2000 (the "Voting Agreement");

          WHEREAS, pursuant to Section 17 of the Voting Agreement, each of the Stockholders has agreed to enter into this Agreement on or prior to the closing of the transactions contemplated by the Merger Agreement;

          WHEREAS, pursuant to Section 7.02(l) of the Merger Agreement, it is a condition to the obligation of each of the Company and Southside to close that the Stockholders enter into this Agreement on or prior to the closing of the transactions contemplated by the Merger Agreement;

          WHEREAS, each of the Stockholders is a significant stockholder of Splitrock, and upon the closing of the transactions contemplated by the Merger Agreement, each of the Stockholders will become a stockholder of the Company; and

          WHEREAS, each of the Stockholders will be greatly benefited by the closing of the transactions contemplated by the Merger Agreement;

          NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
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1.   DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings indicated:

          (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) A person shall be deemed the "beneficial owner" of and shall be deemed to "beneficially own" any securities:

               (i) which such person or any of such person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise;

               (ii) which such person or any of such person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; or

               (iii) which are beneficially owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person or any of such person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company.

          (c) "Class A Common Stock" shall mean the Class A common stock, par value $.01 per share, of the Company.

          (d) "Covered Securities" shall mean (i) 2,438,549 shares of Class A Common Stock owned beneficially and of record by Li as a result of the Merger (excluding any shares described in clauses (ii), (iii) and (iv) below), (ii) 6,824,453 shares of Class A Common Stock owned beneficially and of record by Linsang as a result of the Merger (excluding (x) the warrants described in clause (iii) below, (y) the Excluded McLeodUSA

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               Financing Shares (as defined below), and (z) any shares described in clause (iv) below), (iii) warrants to purchase 33,528 shares of Class A Common Stock owned beneficially and of record by Linsang and (iv) Securities issued or issuable upon exercise of the warrants described in clause (iii) above and Securities issued or issuable with respect to the Securities referred to in clauses (i), (ii) and (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

          (e) "Excluded McLeodUSA Financing Shares" shall mean 1,069,400 shares of Class A Common Stock owned beneficially and of record by Linsang in connection with the exchange of 2,000,000 shares of common stock, par value $.001 per share, of Splitrock in connection with the consummation of the Merger.

          (f)  "Expiration Date" shall mean December 31, 2002.

          (g) "Merger" shall mean the merger of Southside with and into Holdco pursuant to the terms and conditions of the Merger Agreement.

          (h) "Securities" shall mean any equity securities of the Company or any other securities convertible into or exercisable for such equity securities.

2.   TRANSFERS OF COVERED SECURITIES

     2.1  Restrictions on Transfers

          (a) Except as otherwise provided in this Section 2.1 or Section 2.2, the Stockholders hereby agree that until the Expiration Date, the Stockholders will not offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of, directly or indirectly, ("Transfer"), any Covered Securities without submitting a written request to, and receiving the prior written consent of, the Board of Directors of the Company (the "Board of Directors" or the "Board").

          (b) For the period commencing for the quarter ending December 31, 2000 and ending on the Expiration Date, the Board shall determine prior to the public release of the Company's consolidated financial results with respect to each such financial reporting quarter during such period, the aggregate number, if any, of shares of Class A Common Stock which are Covered Securities (not to exceed in the aggregate one hundred thousand (100,000) shares of Class A Common Stock per

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quarter, subject to adjustment pursuant to Section 4.1) that may be Transferred by the Stockholders (the "Transfer Amount") during the period commencing on the third (3rd) business day and ending on the twenty-third (23rd) business day following such public release of the Company's quarterly or annual financial results or such other trading period designated or permitted by the Board with respect to the purchase and sale of its Securities (each such period, a "Transfer Period"). Notwithstanding the provisions of Section 2.1(a), the Stockholders shall be entitled to Transfer during each Transfer Period, provided such Transfer is effected in accordance with all applicable laws (including without limitation applicable federal and state securities laws), a number of shares of Class A Common Stock which are Covered Securities equal to the Transfer Amount, if any, for such Transfer Period. In no event shall any portion of a Transfer Amount that is not utilized by the Stockholders during a Transfer Period be reallocated or otherwise credited to any subsequent Transfer Periods. The allocation between Li and Linsang of the Transfer Amount, if any, shall be determined by Li as the Representative pursuant to Section 4.9.

          (c) For the period commencing for the quarter ending December 31, 2000 and ending on the Expiration Date, the Company shall give the Stockholders prompt written notice (in any event no later than fifty (50) days prior to the beginning of the applicable Transfer Period) of its determination of any Transfer Amount. Within seven (7) days of receipt of such notice, the Stockholders shall provide written notice to the Company of the number of shares of Class A Common Stock which are Covered Securities that the Stockholders desire to Transfer pursuant to Section 2.1(b).

          (d) At any time following the date hereof, (i) Linsang may pledge to a nationally recognized financial institution (the "Pledgee") up to the aggregate number of Covered Securities required by such Pledgee in order to secure financing for Linsang of the difference between $100 million and the amount of financing received with respect to, or to the extent not received, reasonably available with respect to, the Excluded McLeodUSA Financing Shares (such difference being referred to as the "Financing"); provided, however, (x)
                                                        --------  -------
such pledge complies with all applicable laws (including without limitation applicable federal and state securities laws) and (y) the Pledgee takes such shares subject to the restrictions on Transfer of this Agreement and agrees to be bound by the terms hereof (as this Agreement may be amended or amended and restated from time to time) and to become a party hereto with respect to the Covered Securities being pledged pursuant to this Section 2.1(d), and (ii) Li may pledge to a Pledgee up to the aggregate number of Covered Securities required by such Pledgee in order to secure financing for the purchase of a Gulfstream IV or other similarly priced aircraft; provided, however, (x) such
                                                  --------  -------
pledge complies with all applicable laws (including without limitation applicable federal and state securities laws) and (y) the Pledgee takes such shares subject to the restrictions on Transfer of this Agreement and agrees to be bound by the terms hereof (as this Agreement may be amended or amended and restated from time to

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time) and to become a party hereto with respect to the Covered Securities being pledged pursuant to this Section 2.1(d).

     2.2  Registration Rights

          (a) For the period commencing on January 1, 2001 and ending on the Expiration Date, in the event the Company proposes to register any shares of Class A Common Stock under the Securities Act of 1933, as amended (the "Securities Act") pursuant to an underwritten primary offering (other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor forms thereto or other form which would not permit the inclusion of the shares of Class A Common Stock of the Stockholders), the Company, as determined by the Board of Directors, shall give written notice to the Stockholders of its intention to effect such a registration. Following any such notice, the Board of Directors shall undertake to determine the aggregate number, if any, of shares of Class A Common Stock which are Covered Securities (not to exceed in the aggregate on a per year basis a number of shares of Class A Common Stock equal to 1,394,480, subject to adjustment pursuant to Section 4.1) to be registered by the Company under the Securities Act (the "Registrable Amount") for Transfer by the Stockholders in connection with such offering during such period. If the Board determines to register shares of Class A Common Stock which are Covered Securities pursuant to this Section 2.2(a), the Company will promptly give written notice of such determination to the Stockholders, and thereupon the Company will use commercially reasonable efforts to effect the registration of that portion of the Registrable Amount that the Stockholders indicate a desire to register. The allocation between Li and Linsang of the Registrable Amount, if any, shall be determined by Li as the Representative pursuant to Section 4.9. All terms, conditions and rights with respect to such registration (including but not limited to any determination to reduce the Registrable Amount) shall be determined by the Board, provided that (i) the representations and warranties of the Stockholders shall be customary taking into account, among other things, the nature of the offering and the Stockholders' relationship with the Company, and (ii) the Company shall be responsible for all expenses with respect to such registration other than underwriting discounts and commissions allocable to the Class A Common Stock of the Stockholders, which underwriting discounts and commissions shall be the responsibility of the Stockholders.

          (b)  In addition to the registration rights granted pursuant to
Section 2.2(a), no more frequently than once during each of the calendar years ending December 31, 2001 and 2002 (each such year, an "Annual Period), and upon either (i) the receipt of a written request of the Stockholders or (ii) a determination by the Board of Directors, the Board shall undertake to determine the Registrable Amount, if any, for Transfer by the Stockholders. If the Board determines to register shares of Class A Common Stock which are Covered Securities pursuant to this Section 2.2(b), the Company will promptly give written notice of such

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determination to the Stockholders, and thereupon the Company will use commercially reasonable efforts to effect the registration of that portion of the Registrable Amount that the Stockholders indicate a desire to register. The allocation between Li and Linsang of the Registrable Amount, if any, shall be determined by Li as the Representative pursuant to Section 4.9. All terms, conditions and rights with respect to such registration (including but not limited to any determination to reduce the Registrable Amount) shall be determined by the Board, provided that (i) the representations and warranties of the Stockholders shall be customary taking into account, among other things, the nature of the offering and the Stockholders' relationship with the Company, and
(ii) the Company shall be responsible for all expenses with respect to such registration other than underwriting discounts and commissions allocable to the Class A Common Stock of the Stockholders, which underwriting discounts and commissions shall be the responsibility of the Stockholders.

          (c) Notwithstanding any other provision of this Agreement, to the extent the Company has undertaken to register Covered Securities of the Stockholders pursuant to this Section 2.2, the Company may subsequently determine not to register such Securities and may either not file a registration statement or otherwise withdraw or abandon a registration statement previously filed with respect to the registration of such Securities.

3. REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of Linsang

          Linsang hereby represents and warrants, as of the date of this Agreement, to the Company as follows:

          3.1.1  Authorization

          Linsang has taken all action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

          3.1.2  Binding Obligation

          This Agreement constitutes a valid and binding obligation of Linsang, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by Linsang pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Linsang, enforceable in accordance with its terms (with the aforesaid exceptions).

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     3.2  Representations and Warranties of Li

          Li hereby represents and warrants, as of the date of this Agreement, to the Company as follows:

          3.2.1  Power and Authority

          Li has the legal capacity and all other power and authority necessary to enter into this Agreement and to consummate the transactions contemplated hereby.

          3.2.2  Binding Obligation

          This Agreement constitutes a valid and binding obligation of Li, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by Li pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of Li, enforceable in accordance with its terms (with the aforesaid exceptions).

     3.3  Representations and Warranties of the Company

          The Company hereby represents and warrants, as of the date of this Agreement, to each of Li and Linsang as follows:

          3.3.1  Authorization

          The Company has taken all corporate action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

          3.3.2  Binding Obligation

          This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy; and each document and instrument to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Company, enforceable in accordance with its terms (with the aforesaid exceptions).

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4. MISCELLANEOUS

     4.1  Effect of Changes in Capitalization

          All share amounts of the Company's capital stock referred to in this Agreement shall be appropriately and proportionally adjusted for any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company, occurring after the date of this Agreement.

     4.2  Additional Actions and Documents

          Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

     4.3  Entire Agreement; Amendment

          This Agreement constitutes the entire agreement among the parties hereto as of the date hereof with respect to the specific matters contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided herein (other than with respect to the foregoing the letter by and among the parties hereto dated as of the date hereof). No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and the Stockholders.

     4.4  Limitation on Benefit

          It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     4.5  Binding Effect; Specific Performance

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns. No party shall assign this Agreement without the written consent of the other parties hereto; and such consent shall not

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be unreasonably withheld. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     4.6  Governing Law

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (excluding the choice of law rules thereof).

     4.7  Notices

          All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, facsimile transmission or telex, addressed as follows:

          (i)  If to the Company:

               McLeodUSA Incorporated
               McLeodUSA Technology Park
               6400 C Street, SW, P.O. Box 3177
               Cedar Rapids, IA  52406-3177
               Attention:  Randall Rings, Esq.
               Facsimile:  (319) 790-7901

          (ii) If to either of the Stockholders:

               Linsang Partners, LLC
               8301 Professional Place
               Landover, Maryland  20285
               Attention:  Kwok Li
               Facsimile:  (301) 809-4525

               with a copy to:

               Shea & Gardner
               1800 Massachusetts Avenue, N.W.
               Washington, D.C.  20036
               Attention:  Martin J. Flynn, Esq.
               Facsimile:  (202) 828-2195

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          Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand-delivered, mailed, transmitted, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     4.8  Termination

          (a) If during any Annual Period the Board of Directors has not provided the Stockholders a reasonable opportunity to Transfer shares of Class A Common Stock which are Covered Securities pursuant to Section 2.2, or consented to the written request of the Stockholders or otherwise provided the Stockholders a reasonable opportunity to Transfer shares of Class A Common Stock which are Covered Securities pursuant to Section 2.1(a), an aggregate of not less than 1,394,480 shares of Class A Common Stock which are Covered Securities, subject to adjustment pursuant to Section 4.1, then the Stockholders may terminate this Agreement by providing written notice of termination to the Company not later than ten (10) business days following the end of such Annual Period, such that all rights and obligations hereunder shall cease, and this Agreement shall be of no further force or effect.

          (b) Unless otherwise previously terminated by the Stockholders pursuant to Section 4.8(a), this Agreement shall terminate on the Expiration Date, such that all rights and obligations hereunder shall cease, and this Agreement shall be of no further force or effect.

     4.9  Appointment of Representative

          Linsang hereby appoints Li, with power of substitution, as its exclusive agent to act on its behalf with respect to any and all actions to be taken under or amendments or modifications to be made to this Agreement (the "Representative"). The Representative shall take, and Linsang agrees that the Representative shall take, any and all actions which the Representative believes are necessary or advisable under this Agreement for and on behalf of Linsang, as fully as if Linsang was acting on its own behalf, including, without limitation, dealing with the Company with respect to all matters arising under this Agreement, entering into any amendment or modification to this Agreement deemed advisable by the Representative and taking any and all other actions specified in or contemplated by this Agreement. The Company shall have the right to rely upon all actions taken or not taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon Linsang.

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     4.10  Publicity

           The Stockholders will use their reasonable best efforts to consult with the Company prior to issuing any press release, making any filing with any governmental entity or national securities exchange or making any other public dissemination of information by the Stockholders within which this Agreement or the contents hereof are referenced or described.

     4.11  Execution in Counterparts

           To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

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     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this
Stockholders' Agreement, or have caused this Stockholders' Agreement to be duly executed and delivered on their behalf, as of the day and year first hereinabove set forth.

                              McLEODUSA INCORPORATED


                              By: /s/ J. Lyle Patrick
                                  -------------------------------
                                 Name:  J. Lyle Patrick
                                 Title:  Group Vice President


                              STOCKHOLDERS


                              LINSANG PARTNERS, LLC


                              By: /s/ Kwok Li
                                  -------------------------------
                                 Name:  Kwok Li
                                 Title:  Chairman and Manager



                              /s/ Kwok Li
                              -----------------------------------
                              Kwok Li

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